SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 4, 2006

Date of Report (Date of earliest event reported)
FISHER COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	000-22439	91-0222175

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
100 Fourth Avenue N., Suite 510, Seattle, Washington 98109

(Address of Principal Executive Offices, including Zip Code)
(206) 404-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On January 4, 2006, Fisher Communications, Inc. (the “Company”) entered into an Employment Separation Agreement (the “Separation Agreement”) with Sharon J. Johnston relating to the termination of Ms. Johnston’s employment as the Company’s Senior Vice President and Corporate Secretary. The Agreement is dated for reference purposes as of December 20, 2005. Ms. Johnston’s employment terminated as of December 31, 2005.
     The Separation Agreement provides that the Company will pay Ms. Johnston a lump sum separation payment equal to $135,000, payment of COBRA premiums for Ms. Johnston and any participating family members for eighteen months, plus the amount necessary to purchase comparable insurance for the eighteen months thereafter. Pursuant to the Separation Agreement, Ms. Johnston also agreed, among other things, to a general release of claims against the Company, to cooperate with the Company to effect a smooth and efficient transition period, and to certain nonsolicitation, no-hire, nondisruption and nondisparagement provisions.
     The Company and Ms. Johnston also entered into a separate agreement whereby Ms. Johnston agreed to assist the Company with respect to the administration of the Company’s FCC licenses for three years beginning January 1, 2006 at an annual salary of $50,000.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     10.1 Employment Separation Agreement with Sharon J. Johnston.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

By /s/ Robert C. Bateman
Dated: January 6, 2006.	Robert C. Bateman
Senior Vice President
Chief Financial Officer

Exhibit Index
     10.1 Employment Separation Agreement with Sharon J. Johnston.